UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 17, 2012

PORTER BANCORP, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)

(502) 499-4800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 17, 2012, Porter Bancorp, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying it that, for the last 30 consecutive business days, the market value of the Company’s publicly held shares has been below the minimum $5.0 million requirement for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(b)(1)(C) (the “Market Value Rule”).

In accordance with Listing Rule 5810(c)(3)(D), the Company has been given 180 calendar days, or until June 17, 2013, to regain compliance with the Market Value Rule. If at any time before June 17, 2013 the market value of the Company’s publicly held shares closes at $5.0 million or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(D), the Staff will provide written notification to the Company that it complies with the Market Value Rule.

If the Company does not regain compliance with the Market Value Rule by June 17, 2013, the Staff will provide written notification to the Company that its common stock is subject to delisting. At that time, the Company may either apply for listing on The NASDAQ Capital Market, provided the Company meets the initial inclusion and continued listing requirements of that market as set forth in Listing Rule 5505, or appeal the Staff’s delisting determination to a Hearings Panel (the “Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, such appeal would be successful.

On December 21, 2012, Porter Bancorp, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying it that, for the last 30 consecutive business days, the closing bid price of our common stock has not been maintained at the minimum required closing bid price of at least $1 per share as required for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(a)(1) (“Minimum Bid Price Rule”).

In accordance with NASDAQ Listing Rules, the Company has been given 180 calendar days, or until June 19, 2013, to regain compliance with the Minimum Bid Price. If at any time before June 19, 2013 the closing bid price of the Company’s common stock is at $1 for a minimum of 10 consecutive business days, the Staff will provide written notification to the Company that it complies with the Minimum Bid Price Rule.

If the Company does not regain compliance with the Minimum Bid Price Rule by June 19, 2013, the Staff will provide written notification to the Company that its common stock is subject to delisting. At that time, the Company may either apply for listing on The NASDAQ Capital Market, provided the Company meets the initial inclusion and continued listing requirements of that market as set forth in Listing Rule 5505, or appeal the Staff’s delisting determination to a Hearings Panel (the “Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, such appeal would be successful.

Item 8.01	Other Events.

On December 17, 2012, SBAV LP, an affiliate of Clinton Group, Inc., filed a lawsuit in New York state court against the Company, PBI Bank, Inc., J. Chester Porter, and Maria L. Bouvette. SBAV LP v. Porter Bancorp, Inc., et. al., N.Y. Sup. Ct., Index No. 654398-12.  The complaint alleges violations of the Kentucky Securities Act, negligent misrepresentation and breach of contract, and seeks damages of $4,500,000 plus interest and expenses including attorney fees.  The Company is currently evaluating the complaint, but believes it has meritorious defenses to the claims and intends to defend the allegations vigorously.  SBAV LP’s participation in the Company’s private placement to accredited investors in 2010, the subsequent public statements of SBAV’s principals regarding the management of the Company and PBI Bank, and the response of the Company to those statements have been previously described in the Company’s periodic reports, most recently in Note 13 to the financial statements included in the Company’s Form 10-Q filed on November 13, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTER BANCORP, INC.

Date: December 21, 2012	By	/s/ John T. Taylor
John T. Taylor
President

3